Exhibit 99.1

News Release

CONTACT:	Bradley S. Adams (Analysts)	FOR IMMEDIATE RELEASE
	(513) 534-0983	April 15, 2004
Roberta R. Jennings (Media)
(513) 579-4153

FIFTH THIRD BANCORP REPORTS 12 PERCENT INCREASE

IN FIRST QUARTER EARNINGS PER SHARE

Fifth Third Bancorp’s 2004 first quarter earnings per diluted share were $.75, an increase of 12 percent over $.67 per diluted share for the same period in 2003. First quarter net income totaled $430,131,000, a 10 percent increase over first quarter 2003’s net income of $389,762,000. First quarter return on average assets (ROA) and return on average equity (ROE) were 1.88 percent and 19.7 percent, respectively, compared to 1.90 percent and 18.0 percent in 2003’s first quarter. Financial results in the current and all prior periods are impacted by the adoption on a retroactive basis of the fair value method of expense recognition for employee stock-based compensation.

“I would like to thank our employees for their hard work in producing another quarter of solid growth,” stated George A. Schaefer, Jr., President and CEO of Fifth Third Bancorp. “I am extremely encouraged by our results this quarter as we continue to face the challenges posed by a volatile interest rate environment. Improving trends in service income and credit quality, consistent growth in spread-based revenues and disciplined expense control offer reason for optimism over the remainder of the year as our sales force and affiliate management teams continue to focus on winning customer relationships and cross-selling additional products and services. Our low-risk profile, strong balance sheet, diversified business mix and focused sales force position Fifth Third to continue to deliver consistent value to our shareholders.”

“In March, Fifth Third’s Board of Directors increased the quarterly cash dividend by 23 percent over the same period last year and 10 percent over the cash dividend declared last quarter. This quarter’s dividend increase illustrates the importance we place on delivering shareholder value and follows our last dividend increase only nine months ago — a pattern we have consistently followed over the years. We have always worked diligently to deliver solid investment returns to our shareholders.”

“Recently, Fifth Third announced that the Federal Reserve Bank of Cleveland and the Ohio Department of Commerce, Division of Financial Institutions had terminated the Written Agreement entered into in late March 2003. We believe that the steps taken in conjunction with this agreement have made our organization stronger. The development of new and expanded risk management, audit and infrastructure processes will better prepare us as a company to meet the opportunities and challenges in today’s business environment.”

Other Operating Income

Other Operating Income increased seven percent over the same quarter last year and 18 percent on an annualized sequential basis.

Investment Advisory revenues increased 17 percent over the same quarter last year primarily as a result of improved market performance and strong sales momentum across numerous product lines including retirement plan services, institutional asset management, retail brokerage and private client services. Fifth Third continues to focus its sales efforts on integrating services across business lines and working closely with retail and commercial team members to take advantage of a diverse and expanding customer base. Fifth Third Investment Advisors, among the largest money managers in the Midwest, has $34 billion in assets under management and $179 billion in assets under care.

Fifth Third Processing Solutions, our electronic payment processing division, delivered a 14 percent increase in revenues over the first quarter of last year. Comparisons to prior periods are impacted by the significant seasonal increases in transaction volumes typically seen in the fourth quarter and a $7 million first quarter 2004 revenue impact associated with the MasterCard®/Visa® settlement. Revenue from Electronic Funds Transfer (EFT) increased four percent compared to the same quarter last year and merchant processing revenue increased 23 percent over the same quarter last year. Fifth Third Processing Solutions continues to realize strong sales momentum from the addition of new customer relationships in both its Merchant Services and EFT businesses. On April 1, 2004, Fifth Third sold certain out-of-footprint third-party sourced merchant processing contracts. The net income from these third-party sourced merchant processing contracts in relation to Fifth Third Bancorp and the electronic payment processing segment is not material to their respective overall results of operations.

Successful sales of retail and commercial deposit accounts and corporate treasury management products fueled an increase in deposit service revenues of eight percent over the same quarter last year and remained essentially unchanged from last quarter due to the seasonality in retail service revenues. The first quarter results were highlighted by a 14 percent increase in commercial deposit based revenues over the same quarter last year, and a 43 percent increase on an annualized sequential basis, on the strength of Fifth Third’s continuing focus on new customer acquisition and cross-sell initiatives within its core middle-market commercial banking franchise.

Mortgage net service revenue totaled $43.9 million in the first quarter compared to $57.2 million last quarter and $76.8 million in 2003’s first quarter. Inclusive of net realized securities gains/losses resulting from sales from a portfolio established to hedge against volatility related to the value of mortgage servicing rights, mortgage net service revenue totaled $77.9 million in the first quarter of last year. Mortgage originations totaled $2.0 billion in the first quarter versus $1.9 billion last quarter and $4.3 billion in the first quarter of last year. Fifth Third currently expects mortgage banking originations and revenues to stabilize at levels similar to those seen this quarter as compared to the record levels of refinance activity and applications seen during 2003. First quarter mortgage net service revenue was comprised of $61.4 million in total mortgage banking fees and loan sales, plus $17.6 million of gains and mark-to-market adjustments on both settled and outstanding free-standing derivative financial instruments and less $35.1 million in net valuation adjustments and amortization on mortgage servicing rights. In the first quarter of 2004, Fifth Third continued to maintain its posture with regard to hedging activity to manage the risk associated with impairment changes and write-downs incurred on its mortgage servicing rights portfolio. The mark-to-market adjustments and settlement of free-standing derivative financial instruments and corresponding valuation adjustments resulted from interest rate volatility and the resulting impact of changing prepayment speeds on the mortgage servicing portfolio. The mortgage servicing asset, net of the valuation reserve, is $274.4 million at March 31, 2004, compared to $289.0 million last quarter, on a servicing portfolio of $24.1 billion.

Other service charges and fee revenue totaled $140.6 million in the first quarter, an 11 percent decrease from the first quarter last year and a 25 percent increase from last quarter. Compared to the first quarter of last year, modest decreases were evident with the exception of strong growth in institutional fixed income trading and sales and insurance revenues. Compared to the fourth quarter of last year, strong growth was seen in commercial banking, consumer loan and lease, institutional fixed income trading and sales and insurance revenues.

Balance Sheet Trends

Loan and lease balances exhibited strong growth with period end loans and leases held for investment increasing by $1.6 billion from last quarter, or 12 percent on an annualized sequential basis, driven primarily by strong results in both consumer and commercial lending. On an average basis, total loans and leases increased by nine percent over the same quarter last year. Direct installment loan originations remained very strong and totaled $1.5 billion in the first quarter, compared to $1.6 billion last quarter, with balances increasing by 15 percent over the first quarter of last year and nine percent on an annualized sequential basis. Consumer loans and comparisons to prior periods are impacted by the securitization and sale of $903 million in home equity lines of credit in the third quarter of 2003 and the inclusion of $750 million in automotive loans in held for sale. Period end commercial loan and lease balances increased by 12 percent over the same quarter last year and by $819 million from last quarter.

Commercial customer additions and net new retail checking account growth, mitigated by attrition in higher balance interest bearing accounts, resulted in modest deposit trends for Fifth Third in the first quarter of 2004. Compared to the same quarter last year, average interest checking balances and average demand deposit balances increased by seven percent and 20 percent, respectively, with average transaction account balances as a whole increasing six percent. Sequentially, the level of transaction account balances declined modestly from a seasonally strong fourth quarter due to continued moderation in balances in interest bearing accounts given the low level of interest rates. Fifth Third is confident in its ability to competitively price and generate growth in customers and deposit balances in an increasing interest rate environment. Given the success of de-novo banking center openings in generating approximately $400 million in new deposit balances since the beginning of 2003, Fifth Third expects to continue to expand its retail banking network in certain metropolitan markets within its footprint with 75 new banking center openings planned during the remainder of 2004.

Compared to the first quarter of 2003, net interest income on a fully-taxable equivalent basis increased six percent despite a 14 basis point (bp) decrease in the net interest margin due to nine percent growth in average earning assets. The previously disclosed implementation of SFAS No. 150 during the third quarter of 2003 and the resulting reclassification of approximately $10 million of quarterly minority interest expense into interest expense, impacted net interest income and margin performance comparisons to the first quarter of 2003. Sequentially, net interest income on a fully-taxable equivalent basis increased eight percent on an annualized basis due to 6 bp of expansion in the net interest margin from the recent slowing of prepayment speeds and growth in the level of average earning assets. Fifth Third expects that margin and net interest income trends in coming periods will continue to benefit from the steepness in the short end of the yield curve and moderation in the level of prepayment activity with absolute results dependent upon the magnitude of deposit growth in relation to balance sheet growth and the speed of interest rate changes in an improving economy.

Fifth Third repurchased approximately 5.6 million shares of its common stock for a total of approximately $325 million in the first quarter of 2004. With increasing capital levels and continued stability in earning asset yields anticipated in the remainder of 2004, Fifth Third continues to view share repurchases as an effective means of delivering value to shareholders. As of March 31, 2004, the remaining authority under the plan authorized by the Board of Directors in March 2003 is approximately 8.5 million shares.

Credit Quality

Credit quality metrics and trends improved substantially in the first quarter. First quarter net charge-offs as a percentage of average loans and leases were 54 bp, compared to 72 bp last quarter and 56 bp in the first quarter of last year. Nonperforming assets were 57 bp of total loans and leases and other assets, including other real estate owned at March 31, 2004, improved from 61 bp posted last quarter. Overall, the level of nonperforming loans and net charge-offs remain a small percentage of the total loan and lease portfolio. Net charge-offs for the quarter were $70.8 million, compared to $95.0 million last quarter and $64.7 million in the first quarter of 2003. Commercial loan and lease net charge-offs declined by $23.3 million from the fourth quarter of last year and totaled $30.6 million in the first quarter. The first quarter provision for loan and lease losses totaled $83.2 million, compared to $93.7 million last quarter and $84.8 million in the same quarter last year, resulting in a $12.4 million increase in the credit loss reserve which is at 1.45 percent of total loans and leases outstanding, compared to 1.47 percent at December 31, 2003. Fifth Third continues to expect near-term trend improvement in the level of commercial loan losses and nonperforming assets as the overall economy in our Midwestern footprint continues to build upon recent positive momentum.

Operating Expenses

First quarter operating expenses increased six percent over the same period last year and decreased four percent on an annualized basis from last quarter. Comparisons to the same period last year are impacted by the implementation of FASB Interpretation No. 46 in the third quarter of 2003, resulting in the recognition of $38 million of depreciation expense on operating lease assets captured as a component of operating expenses. Excluding this impact, operating expenses were essentially flat compared to the same quarter last year; comparisons being provided to supplement an understanding of the fundamental trends in operating expenses.

Fifth Third’s first quarter efficiency ratio was 47.1 percent, improved from 49.0 percent last quarter and 47.2 percent in the first quarter of last year. The significant sequential quarter improvement in the efficiency ratio resulted from annualized revenue growth of 12 percent in relation to a four percent annualized decrease in operating expenses. Fifth Third is continuing to focus on efficiency initiatives as part of our core emphasis on operating leverage. These initiatives include increasing levels of automation of processes, the rationalization and reduction of non-core businesses as they relate to our retail and middle market commercial customer base, returns on invested capital and related opportunities for continued growth in 2004 and years to come.

Stock-Based Compensation Expense

In the first quarter of 2004, Fifth Third elected to adopt on a retroactive basis the fair value method of expense recognition for employee stock-based compensation. This retroactive adoption has resulted in the restatement of financial results for the recognition of compensation expense in all fiscal years beginning after December 31, 1994 for the estimated fair value of all employee stock-based compensation grants. The impact on salaries, wages and other incentives expense in the 2004 first quarter was approximately $23 million ($19 million after-tax) as compared to approximately $36 million ($29 million after-tax) in the 2003 first quarter. Additionally, as a result of this change in accounting, Fifth Third recognized a deferred tax asset and corresponding increase to shareholders’ equity of $104 million.

Conference Call

Fifth Third will host a conference call to discuss these first quarter financial results at 9:30 a.m. (Eastern Daylight Time) today. Investors, analysts and other interested parties may dial into the conference call at 877-309-0967 for domestic access and 706-679-3977 for international access (password: Fifth Third). A replay of the conference call will be available until 11:59 p.m. April 22, 2004 by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode: 6677821#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $94 billion in assets, operates 17 affiliates with 960 full-service Banking Centers, including 129 Bank Mart® locations open seven days a week inside select grocery stores and 1,827 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee and West Virginia. The financial strength of Fifth Third’s affiliate banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1 and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the Nasdaq National Market System under the symbol “FITB.”

This release may contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This press release may contain certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which we do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect us or the businesses in which we are engaged; and (8) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Further information on other factors which could affect the financial results of Fifth Third are included in Fifth Third’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Fifth Third.

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FIFTH THIRD BANCORP AND SUBSIDIARIES

Quarterly Financial Review for March 31, 2004

FIFTH THIRD BANCORP AND SUBSIDIARIES

Financial Highlights

(unaudited)

	For the Three Months Ended
	March 31, 2004	March 31, 2003	Percent Change

Earnings ($ in thousands, except per share)
Net Interest Income (Taxable Equivalent)	$758,867	716,145	6.0
Net Income Available to Common Shareholders	430,131	389,762	10.4

Earnings Per Share:
Basic	0.76	0.68	11.8
Diluted	0.75	0.67	11.9

Key Ratios (percent)
Return on Average Assets (ROA)	1.88%	1.90	(1.1)
Return on Average Equity (ROE)	19.7	18.0	9.4
Net Interest Margin (Taxable Equivalent)	3.60	3.74	(3.7)
Efficiency	47.1	47.2	(0.2)
Average Shareholders’ Equity to Average Assets	9.56	10.57	(9.6)
Risk-Based Capital (a):
Tier 1 Capital	10.67	12.04	(11.4)
Total Capital	13.02	13.84	(5.9)
Tier 1 Leverage	9.12	9.79	(6.8)

Common Stock Data
Cash Dividends Declared Per Share	$0.32	0.26	23.1
Book Value Per Share	15.77	15.31	3.0
Market Price Per Share:
High	60.00	62.15	(3.5)
Low	53.27	47.05	13.2
End of Period	55.37	50.23	10.2
Price/Earnings Ratio (b)	18.77	19.03	(1.4)

(a)	March 31, 2004 risk-based capital ratios are estimated.
(b)	Based on the most recent twelve-month earnings per diluted share and end of period stock prices.

Values Per Share

	Book Value Per Share				Market Price Range Per Share
	March 31	June 30	September 30	December 31	Low	High

1999	$9.78	$9.64	$9.63	$9.91	$38.58	$50.29
2000	10.07	10.42	10.82	11.83	29.33	60.88
2001	12.33	12.40	12.97	13.31	45.69	64.77
2002	13.59	14.31	14.69	14.98	55.26	69.70
2003	15.31	15.25	15.24	15.29	47.05	62.15
2004	15.77				53.27	60.00

Earnings Per Share, Basic
	For the Three Months Ended
	March 31	June 30	September 30	December 31		Year-to-Date

1999	$0.42	$0.41	$0.42	$0.30		$1.55
2000	0.43	0.39	0.51	0.53		1.86
2001	0.49	0.18	0.44	0.63		1.74
2002	0.63	0.65	0.67	0.69		2.64
2003	0.68	0.72	0.73	0.78		2.91
2004	0.76					0.76

Earnings Per Share, Diluted
	For the Three Months Ended
	March 31	June 30	September 30	December 31		Year-to-Date

1999	$0.41	$0.40	$0.41	$0.30		$1.53
2000	0.43	0.38	0.50	0.52		1.83
2001	0.48	0.18	0.43	0.61		1.70
2002	0.62	0.64	0.66	0.67		2.59
2003	0.67	0.71	0.72	0.77		2.87
2004	0.75					0.75

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited) ($ in thousands, except per share)

	For the Three Months Ended
	March 31, 2004	March 31, 2003

Interest Income
Interest and Fees on Loans and Leases	$669,331	676,058
Interest on Securities:
Taxable	308,472	310,823
Exempt from Income Taxes	11,808	12,645

Total Interest on Securities	320,280	323,468
Interest on Other Short-Term Investments	514	772

Total Interest Income	990,125	1,000,298
Interest Expense
Interest on Deposits:
Interest Checking	36,536	55,267
Savings	8,935	21,034
Money Market	6,636	9,209
Other Time	44,081	62,109
Certificates - $100,000 and Over	5,373	12,318
Foreign Office	14,966	9,567

Total Interest on Deposits	116,527	169,504
Interest on Federal Funds Purchased	17,954	19,620
Interest on Short-Term Bank Notes	1,260	—
Interest on Other Short-Term Borrowings	15,591	12,509
Interest on Long-Term Debt	89,050	92,422

Total Interest Expense	240,382	294,055

Net Interest Income	749,743	706,243
Provision for Credit Losses	83,240	84,817

Net Interest Income After Provision for Credit Losses	666,503	621,426
Other Operating Income
Electronic Payment Processing Revenue	148,234	130,138
Service Charges on Deposits	123,247	114,322
Mortgage Banking Net Revenue	43,938	76,849
Investment Advisory Revenue	93,165	79,737
Other Service Charges and Fees	140,579	158,363
Operating Lease Revenue	51,652	—
Securities Gains, Net	25,590	24,909
Securities Gains, Net - Non-Qualifying Hedges on Mortgage Servicing	—	1,015

Total Other Operating Income	626,405	585,333
Operating Expenses
Salaries, Wages and Incentives	245,438	268,710
Employee Benefits	75,562	60,650
Equipment Expenses	19,888	19,712
Net Occupancy Expenses	45,648	38,397
Operating Lease Expenses	38,282	—
Other Operating Expenses	227,250	226,459

Total Operating Expenses	652,068	613,928

Income from Continuing Operations Before Income Taxes and Minority Interest	640,840	592,831
Applicable Income Taxes	210,524	193,468

Income from Continuing Operations Before Minority Interest	430,316	399,363
Minority Interest, Net of Tax	—	(10,229)

Income from Continuing Operations	430,316	389,134
Income from Discontinued Operations, Net of Tax	—	813

Net Income	430,316	389,947
Dividend on Preferred Stock	185	185

Net Income Available to Common Shareholders	$430,131	389,762

Basic Earnings Per Share:
Income from Continuing Operations	$0.76	0.68
Income from Discontinued Operations	—	—

Net Income	$0.76	0.68

Diluted Earnings Per Share:
Income from Continuing Operations	$0.75	0.67
Income from Discontinued Operations	—	—

Net Income	$0.75	0.67

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

(unaudited) ($ in thousands, except per share)

	For the Three Months Ended
	March 31, 2004	March 31, 2003

Total Shareholders’ Equity, Beginning	$8,667,003	8,604,392
Net Income	430,316	389,947
Nonowner Changes in Equity, Net of Tax:
Change in Unrealized Gains and (Losses) on Securities Available-for-Sale and Qualifying Cash Flow Hedges	219,472	(72,274)

Net Income and Nonowner Changes in Equity	649,788	317,673
Cash Dividends Declared:
Common Stock (2004 - $.32 per share and 2003 - $.26 per share)	(179,901)	(149,509)
Preferred Stock	(185)	(185)
Stock Options Exercised Including Treasury Shares Issued	29,241	23,673
Stock-Based Compensation Expense	22,568	35,908
Loans Issued Related to Exercise of Stock Options, Net	(319)	—
Excess Corporate Tax Benefit Related to Stock-Based Compensation	396	(1,222)
Shares Purchased	(325,410)	(32,460)
Other	576	12

Total Shareholders’ Equity, Ending	$8,863,757	8,798,282

FIFTH THIRD BANCORP AND SUBSIDIARIES

Condensed Consolidated Quarterly Statements of Income (Taxable Equivalent)

(unaudited) ($ in thousands)

	For the Three Months Ended
	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Interest Income	$990,125	987,874	982,978	1,019,918	1,000,298
Taxable Equivalent Adjustment	9,124	9,629	9,661	9,683	9,902

Interest Income (Taxable Equivalent)	999,249	997,503	992,639	1,029,601	1,010,200
Interest Expense	240,382	252,921	258,075	280,590	294,055

Net Interest Income (Taxable Equivalent)	758,867	744,582	734,564	749,011	716,145
Provision for Credit Losses	83,240	93,654	112,082	108,877	84,817

Net Interest Income After Provision for Credit Losses (Taxable Equivalent)	675,627	650,928	622,482	640,134	631,328
Other Operating Income	626,405	599,342	680,341	617,812	585,333
Operating Expenses	652,068	658,034	657,019	621,244	613,928

Income from Continuing Operations Before Income Taxes, Minority Interest and Cumulative Effect (Taxable Equivalent)	649,964	592,236	645,804	636,702	602,733
Applicable Income Taxes	210,524	182,087	208,670	202,466	193,468
Taxable Equivalent Adjustment	9,124	9,629	9,661	9,683	9,902

Income from Continuing Operations Before Minority Interest and Cumulative Effect	430,316	400,520	427,473	424,553	399,363
Minority Interest, Net of Tax	—	—	—	(10,229)	(10,229)

Income from Continuing Operations Before Cumulative Effect	430,316	400,520	427,473	414,324	389,134
Income from Discontinued Operations, Net of Tax	—	41,001	947	1,136	813

Income Before Cumulative Effect	430,316	441,521	428,420	415,460	389,947
Cumulative Effect of Change in Accounting Principle, Net of Tax	—	—	(10,762)	—	—

Net Income	430,316	441,521	417,658	415,460	389,947
Dividend on Preferred Stock	185	185	185	185	185

Net Income Available to Common Shareholders	$430,131	441,336	417,473	415,275	389,762

FIFTH THIRD BANCORP AND SUBSIDIARIES

Other Operating Income and Operating Expenses

(unaudited) ($ in thousands)

	For the Three Months Ended
	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Other Operating Income
Electronic Payment Processing Revenue	$148,234	160,178	143,210	141,501	130,138
Service Charges on Deposits	123,247	124,838	125,130	120,826	114,322
Mortgage Banking Net Revenue	43,938	57,229	74,830	92,826	76,849
Investment Advisory Revenue	93,165	84,860	84,726	82,843	79,737
Other Service Charges and Fees	140,579	112,522	171,328	139,163	158,363
Operating Lease Revenue	51,652	57,900	65,809	—	—
Securities Gains, Net	25,590	1,815	15,308	38,860	24,909
Securities Gains, Net - Non-Qualifying Hedges on Mortgage Servicing	—	—	—	1,793	1,015

Total Other Operating Income	$626,405	599,342	680,341	617,812	585,333

Operating Expenses
Salaries, Wages and Incentives	$245,438	244,167	248,731	269,365	268,710
Employee Benefits	75,562	53,291	61,087	64,737	60,650
Equipment Expenses	19,888	20,911	21,046	20,341	19,712
Net Occupancy Expenses	45,648	46,552	36,279	37,837	38,397
Operating Lease Expenses	38,282	43,967	49,558	—	—
Other Operating Expenses (a)	227,250	249,146	240,318	228,964	226,459

Total Operating Expenses	$652,068	658,034	657,019	621,244	613,928

Full-Time Equivalent Employees	18,583	18,899	19,770	19,830	19,573
Banking Centers	960	952	942	943	941

(a)	Includes intangible amortization expense of $8.8 million, $9.5 million, $9.5 million, $11.6 million and $9.3 million for the three months ended March 31, 2004, December 31, 2003, September 30, 2003, June 30, 2003 and March 31, 2003, respectively.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited) ($ in thousands, except share data)

	As of
	March 31, 2004	March 31, 2003

Assets
Cash and Due from Banks	$2,012,466	1,771,527
Securities Available-for-Sale (a)	30,576,640	27,190,554
Securities Held-to-Maturity (b)	179,002	86,146
Trading Securities	96,425	32,955
Other Short-Term Investments	191,039	782,066
Loans Held for Sale	1,660,669	3,011,377
Loans and Leases:
Commercial Loans	14,468,576	13,380,294
Construction Loans	3,819,710	3,360,884
Commercial Mortgage Loans	7,197,126	5,983,988
Commercial Lease Financing	4,558,781	3,931,722
Residential Mortgage Loans	4,937,181	3,670,154
Consumer Loans	17,793,963	15,425,100
Consumer Lease Financing	2,606,642	2,746,288
Unearned Income	(1,469,705)	(1,231,734)

Total Loans and Leases	53,912,274	47,266,696
Reserve for Credit Losses	(782,806)	(703,354)

Total Loans and Leases, net	53,129,468	46,563,342
Bank Premises and Equipment	1,101,569	921,076
Operating Lease Equipment	657,756	—
Accrued Interest Receivable	411,998	440,194
Goodwill	738,054	740,124
Intangible Assets	154,777	231,552
Servicing Rights	283,291	248,569
Other Assets	2,539,056	2,305,336

Total Assets	$93,732,210	84,324,818

Liabilities
Deposits:
Demand	$12,374,287	10,468,664
Interest Checking	19,375,214	18,681,537
Savings	7,391,478	8,098,013
Money Market	2,994,638	2,852,108
Other Time	6,449,918	7,500,968
Certificates - $100,000 and Over	2,097,358	4,934,571
Foreign Office	4,567,372	2,022,235

Total Deposits	55,250,265	54,558,096
Federal Funds Purchased	7,501,301	4,924,065
Short-Term Bank Notes	500,000	—
Other Short-Term Borrowings	7,251,665	4,275,336
Accrued Taxes, Interest and Expenses	2,410,801	2,336,578
Other Liabilities	963,622	927,497
Long-Term Debt	10,990,799	8,033,230

Total Liabilities	84,868,453	75,054,802
Minority Interest	—	471,734
Total Shareholders’ Equity (c)	8,863,757	8,798,282

Total Liabilities and Shareholders’ Equity	$93,732,210	84,324,818

(a)	Amortized cost: March 31, 2004 - $30,342,464 and March 31, 2003 - $26,633,108
(b)	Market values: March 31, 2004 - $179,002 and March 31, 2003 - $86,146
(c)	Common Shares: Stated value $2.22 per share; authorized 1,300,000,000; outstanding March 31, 2004 - 562,131,643 (excluding 21,320,048 treasury shares) and March 31, 2003 - 574,743,788 (excluding 8,697,903 treasury shares).

FIFTH THIRD BANCORP AND SUBSIDIARIES

Loans and Leases Serviced

(unaudited) ($ in thousands)

	As of
	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Commercial
Commercial Loans	$14,468,571	14,209,122	13,824,371	14,014,541	13,380,264
Mortgage	7,197,126	6,893,742	6,590,021	6,297,335	5,983,988
Construction	3,492,951	3,301,082	3,143,315	3,052,459	3,064,878
Leases	3,327,404	3,263,145	3,160,839	3,021,888	2,998,208

Subtotal	28,486,052	27,667,091	26,718,546	26,386,223	25,427,338
Consumer
Consumer Loans	17,036,512	16,670,948	17,090,372	15,785,717	14,862,765
Mortgage & Construction	5,263,941	4,760,317	4,820,026	4,054,287	3,966,160
Credit Card	757,450	761,545	619,893	588,338	562,335
Leases	2,368,319	2,447,952	2,557,602	2,541,934	2,448,098

Subtotal	25,426,222	24,640,762	25,087,893	22,970,276	21,839,358

Total Loans and Leases	53,912,274	52,307,853	51,806,439	49,356,499	47,266,696

Loans Held for Sale	1,660,669	1,881,127	1,528,137	3,245,470	3,011,377

Operating Lease Equipment (a)	657,756	766,762	899,348	—	—

Loans and Leases Serviced for Others:
Residential Mortgage (b)	24,115,268	24,494,643	24,379,988	24,990,054	25,848,335
Commercial Mortgage (c)	2,146,607	2,084,710	2,017,717	2,008,982	1,990,481
Commercial Loans (d)	1,952,943	1,790,257	1,925,655	1,813,106	1,831,119
Consumer Loans (e)	831,846	866,156	909,090	—	—
Consumer Leases (a)	—	—	—	1,127,470	1,309,487

Total Loans and Leases Serviced for Others	29,046,664	29,235,766	29,232,450	29,939,612	30,979,422

Total Loans and Leases Serviced	$85,277,363	84,191,508	83,466,374	82,541,581	81,257,495

(a)	Prior to January 1, 2002, Fifth Third sold to and subsequently leased back from an unrelated asset-backed special purpose entity (SPE) certain consumer auto lease assets, subject to credit recourse and with servicing retained. Fifth Third adopted the provisions of FASB Interpretation No. 46 and consolidated this SPE effective July 1, 2003, as Fifth Third was deemed the primary beneficiary under the provisions of this Interpretation.
(b)	Fifth Third sells certain residential mortgage loans, primarily conforming and fixed-rate in nature, and retains servicing responsibilities.
(c)	Fifth Third sells certain commercial mortgage loans and retains servicing responsibilities.
(d)	Fifth Third transfers, subject to credit recourse and with servicing retained, certain investment grade commercial loans to an unconsolidated qualified special purpose entity (QSPE), which is wholly-owned by an independent third party.
(e)	Fifth Third sells certain consumer loans that are primarily variable rate in nature and retains servicing responsibilities.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Average Balance Sheets, Yields (Taxable Equivalent) and Rates

(unaudited) ($ in thousands)

	For the Three Months Ended
	March 31, 2004		March 31, 2003

	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate

Assets
Interest-Earning Assets:
Loans and Leases	$54,688,133	4.94%	$50,025,863	5.51%
Taxable Securities	28,854,014	4.30	26,288,030	4.80
Tax Exempt Securities	995,073	7.27	1,087,189	7.12
Other Short-Term Investments	230,980	0.90	307,347	1.02

Total Interest-Earning Assets	84,768,200	4.74	77,708,429	5.27
Cash and Due from Banks	2,046,104		1,557,623
Other Assets	5,827,374		4,513,255
Reserve for Credit Losses	(772,862)		(693,984)

Total Assets	$91,868,816		$83,085,323

Liabilities
Interest-Bearing Liabilities:
Interest Checking	$19,552,506	0.75%	$18,202,201	1.23%
Savings	7,294,261	0.49	8,206,946	1.04
Money Market	3,149,158	0.85	3,016,020	1.24
Other Time	6,590,164	2.69	7,830,211	3.22
Certificates-$100,000 and Over	1,402,805	1.54	2,998,313	1.67
Foreign Office Deposits	5,935,014	1.01	2,951,443	1.31
Federal Funds Purchased	7,192,297	1.00	6,240,142	1.28
Short-Term Bank Notes	500,000	1.01	—	—
Other Short-Term Borrowings	6,836,546	0.92	3,956,517	1.28
Long-Term Debt	10,293,730	3.48	8,129,514	4.61

Total Interest-Bearing Liabilities	68,746,481	1.41	61,531,307	1.94
Demand Deposits	11,401,468		9,528,617
Other Liabilities	2,942,311		2,774,010

Total Liabilities	83,090,260		73,833,934
Minority Interest	—		466,241
Shareholders’ Equity	8,778,556		8,785,148

Total Liabilities and Shareholders’ Equity	$91,868,816		$83,085,323

Average Common Shares:
Outstanding	563,583,277		574,366,138
Diluted	571,612,473		582,768,769

Ratios (percent):
Net Interest Margin (Taxable Equivalent)		3.60%		3.74%
Net Interest Rate Spread (Taxable Equivalent)		3.33%		3.33%
Interest-Bearing Liabilities to Interest-Earning Assets		81.10%		79.18%

FIFTH THIRD BANCORP AND SUBSIDIARIES

Regulatory Capital

(unaudited) ($ in thousands)

	March 31, 2004 (a)	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Tier 1 Capital:
Shareholders’ Equity	$8,863,757	8,667,003	8,693,805	8,690,775	8,798,282
Goodwill and Certain Other Intangibles	(892,831)	(932,622)	(941,613)	(950,604)	(961,680)
Unrealized (Gains)/Losses	(162,103)	57,369	(42,829)	(288,328)	(348,963)
Other	487,177	480,101	472,519	556,967	546,319

Total Tier 1 Capital	$8,296,000	8,271,851	8,181,882	8,008,810	8,033,958

Total Capital:
Tier 1 Capital	$8,296,000	8,271,851	8,181,882	8,008,810	8,033,958
Qualifying Reserves for Credit Losses	800,607	787,143	788,381	755,103	708,122
Qualifying Subordinated Notes	1,030,393	1,037,333	1,056,981	991,441	491,655

Total Risk-Based Capital	$10,127,000	10,096,327	10,027,244	9,755,354	9,233,735

Risk-Weighted Assets	$77,752,000	74,724,731	72,892,618	69,849,411	66,737,471
Ratios (percent):
Average Shareholders’ Equity to Average Assets	9.56%	9.61	9.57	10.34	10.57
Risk-Based Capital:
Tier 1 Capital	10.67%	11.07	11.22	11.47	12.04
Total Capital	13.02%	13.51	13.76	13.97	13.84
Tier 1 Leverage	9.12%	9.23	9.21	9.29	9.79

(a)	March 31, 2004 regulatory capital data and ratios are estimated.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Asset Quality

(unaudited) ($ in thousands)

Summary of Credit Loss Experience	For the Three Months Ended

	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Losses Charged Off:
Commercial, Financial and Agricultural Loans	$(31,520)	(56,936)	(39,385)	(29,259)	(27,140)
Real Estate - Commercial Mortgage Loans	(3,070)	(1,678)	(4,622)	(1,218)	(1,061)
Real Estate - Construction Loans	(558)	(898)	(2,162)	(410)	(198)
Real Estate - Residential Mortgage Loans	(4,399)	(8,562)	(3,266)	(3,195)	(8,806)
Consumer Loans	(39,560)	(36,828)	(33,560)	(31,802)	(33,266)
Lease Financing	(8,803)	(8,828)	(9,364)	(25,721)	(12,007)

Total Losses	(87,910)	(113,730)	(92,359)	(91,605)	(82,478)
Recoveries of Losses Previously Charged Off:
Commercial, Financial and Agricultural Loans	4,136	5,355	4,111	2,379	4,489
Real Estate - Commercial Mortgage Loans	928	597	390	418	686
Real Estate - Construction Loans	19	44	231	33	176
Real Estate - Residential Mortgage Loans	26	20	134	11	2
Consumer Loans	9,919	10,867	10,037	8,393	10,159
Lease Financing	2,054	1,878	2,327	2,896	2,310

Total Recoveries	17,082	18,761	17,230	14,130	17,822
Net Losses Charged Off:
Commercial, Financial and Agricultural Loans	(27,384)	(51,581)	(35,274)	(26,880)	(22,651)
Real Estate - Commercial Mortgage Loans	(2,142)	(1,081)	(4,232)	(800)	(375)
Real Estate - Construction Loans	(539)	(854)	(1,931)	(377)	(22)
Real Estate - Residential Mortgage Loans	(4,373)	(8,542)	(3,132)	(3,184)	(8,804)
Consumer Loans	(29,641)	(25,961)	(23,523)	(23,409)	(23,107)
Lease Financing	(6,749)	(6,950)	(7,037)	(22,825)	(9,697)

Total Net Losses Charged Off	$(70,828)	(94,969)	(75,129)	(77,475)	(64,656)

Reserve for Credit Losses, Beginning	$770,394	771,709	734,756	703,354	683,193
Total Net Losses Charged Off	(70,828)	(94,969)	(75,129)	(77,475)	(64,656)
Provision Charged to Operations	83,240	93,654	112,082	108,877	84,817

Reserve for Credit Losses, Ending	$782,806	770,394	771,709	734,756	703,354

Nonperforming and Underperforming Assets

	As of

	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003

Nonaccrual Loans and Leases (a)	$233,042	241,505	271,256	273,293	277,452
Renegotiated Loans and Leases	883	8,286	—	—	—
Other Assets, Including Other Real Estate Owned	74,364	68,540	52,053	33,212	29,221

Total Nonperforming Assets	308,289	318,331	323,309	306,505	306,673
Ninety Days Past Due Loans and Leases (a)	132,300	145,243	145,643	137,503	134,024

Total Underperforming Assets	$440,589	463,574	468,952	444,008	440,697

Average Loans and Leases (b)	$52,927,264	52,401,684	50,615,070	48,561,158	47,154,837
Loans and Leases (b)	53,912,274	52,307,853	51,806,439	49,356,499	47,266,696
Ratios
Net Losses Charged Off as a Percent of Average Loans and Leases	0.54%	0.72	0.59	0.64	0.56
Reserve as a Percent of Loans and Leases	1.45%	1.47	1.49	1.49	1.49
Nonperforming Assets as a Percent of Loans, Leases and Other Assets, Including Other Real Estate Owned	0.57%	0.61	0.62	0.62	0.65
Underperforming Assets as a Percent of Loans, Leases and Other Assets, Including Other Real Estate Owned	0.82%	0.89	0.90	0.90	0.93

(a)	Nonaccrual includes $23.4 million and Ninety Days Past Due includes $43.7 million of residential mortgage loans as of March 31, 2004.
(b)	Excludes loans held for sale.